Exhibit 10.2

April 7, 2010

CONFIDENTIAL

Mr. James V. Dyke
c/o Psychemedics Corporation
125 Nagog Park, Suite 200
Acton, MA  01720

Dear Jim:

This letter sets forth the agreements we have made regarding your employment with Psychemedics Corporation (the “Company”).

1.
If at any time after the effective date hereof and prior to the date which is five (5) years following the date hereof, your employment is terminated by the Company without “Cause” (as defined in paragraph 13 below), or you voluntarily terminate your employment for “Good Reason” (as defined in paragraph 13 below), in either case at the time of, or within twelve (12) months following, a “Change of Control of the Company” (as defined in paragraph 13 below), then you will continue to be paid monthly an amount equal to your average monthly compensation for the twelve full months preceding the date of such termination ("Termination Pay") for a period of twelve (12) months from the date of such termination.  For purposes of the foregoing sentence, average monthly compensation shall be determined with reference to the aggregate base salary, commission and bonus compensation, if any, earned by you during such period, including any bonus compensation accrued for such period or any portion of such period but not paid as of the date of such termination) provided, however, that the amount of commission and bonus compensation for a fiscal year included in Termination Pay shall in no event exceed twenty-five percent (25%) of your base salary for such fiscal year, and provided further, however, that  Termination Pay otherwise payable hereunder during any month shall be reduced by any salary continuation payments payable during such month under your employment offer letter dated April 7, 2010. Your Termination Pay will be subject to normal deductions for taxes, benefit plan contributions, other payroll deductions and any amount due the Company as a result of cash advances. The Company agrees to continue to make health insurance available to you under such health insurance plan as the Company has in effect for so long as you are receiving Termination Pay and so long as you contribute such portion of the premiums for such insurance as is required of employees under such plan. You agree, however, that if you obtain health insurance coverage through another employer while you are eligible to receive health insurance under this Agreement, the Company shall no longer be required to make health insurance available to you under this Agreement. You agree to give the Company at least fourteen (14) days prior written notice of the termination of your employment in the event of your voluntary termination without Good Reason.  You shall not be entitled to Termination Pay as a result of termination by reason of your death or “Disability” (as defined in paragraph 13 below) following a Change of Control of the Company.

2.
Notwithstanding any other provision of this Agreement, the Termination Pay contemplated to be paid to you under certain circumstances set forth in this Agreement shall only be paid in consideration of the execution and delivery by you of a release reasonably satisfactory to the Company waiving all claims you, your heirs, or legal representatives have or may have against the Company or any of its shareholders, officers, directors, employees or agents with respect to your employment or the termination thereof, or any other claim.

3.
You acknowledge that, as the Company’s Vice President - Sales, you are in possession of specialized information concerning the total operations, conduct, management, and strategy of the Company, as well as proprietary information concerning the Company’s products and services and that the applicability of your knowledge of these matters is applicable to all geographic areas in which the Company does business.  You further acknowledge that the Company has a legitimate business interest in protecting its hair testing business from unfair competition.

4.
In addition to any other confidentiality obligations you may have as an employee of the Company, you shall not, without the prior and express written approval of the Company, either during or subsequent to the term of your employment, disclose or use or enable another to disclose or use any secret, private or confidential information, trade secret or other proprietary knowledge of the Company, or its subsidiaries, divisions, employees or agents.  Upon termination of your employment with the Company, you shall deliver to the Company all equipment, records and copies of records, notes, data, memoranda, prototypes, designs, customer lists and other information which is embodied in physical media and documents belonging to the Company which are then in your possession. You agree that all such information and documents shall be the property of the Company and that the obligations set forth in this paragraph shall survive termination of your employment.

5.
You agree that, In addition to any other covenant not to compete with the Company following termination of your employment, if you or the Company shall terminate your employment in such a manner as to entitle you to Termination Pay  under paragraph 1, above, you shall not, for so long as you are entitled to receive such Termination Pay:

(a)           directly or indirectly own, manage, operate or control, or participate in the ownership, management, operation or control of, or become associated in any capacity with any business enterprise, firm, corporation or company related to the field of testing for the detection of drug use, which is in competition with the business of the Company, or directly or indirectly accept employment with or render services on behalf of a competitor of the Company, or any other third party, in any capacity which may reasonably be considered to be useful to the competitor or such other third party to become a competitor, without receiving the Company’s prior written approval; or

(b)          induce or attempt to induce any employee, officer, consultant, or agent of the Company to leave the employ thereof or in any way interfere with the relationship between the Company and any employee, officer, consultant, or agent thereof; hire directly or through another entity any person who was an employee of the Company at any time during the six (6) months prior to the date such person is to be so hired; or induce or attempt to induce any customer, client, supplier, licensee, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, client, supplier, licensee, or business relation and the Company (including, without limitation, making any negative statements or communications concerning the Company).

6.
You agree that your obligations under paragraphs 4 and 5 are special, unique, and extraordinary and that any breach by you of such obligations shall be deemed material, and shall be deemed to cause irreparable injury not properly compensable by damages in an action at law, and the rights and remedies of the Company under paragraphs 4 and 5 may, therefore, be enforced both at law and in equity, by injunction or otherwise.  For purposes of paragraphs 4 and 5, the term "Company" shall include any and all subsidiaries or divisions of the Company.

7.	The five year period set forth in paragraph 1 above may be extended only with the mutual written agreement of the parties.

8.
If at any time a controversy between you and the Company arises as to the meaning or operation of this Agreement, such controversy shall be submitted to arbitration by either party in Boston, Massachusetts, before an arbitrator to be named by the President of the Boston Branch of the American Arbitration Association, provided however, that the Company shall also have the rights set forth in paragraph 6 above.  Such arbitration proceedings shall be conducted in accordance with the rules and procedures then in effect of the American Arbitration Association.  The decision of the arbitrator shall be binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof.  The costs of the arbitrator shall be borne equally by you and the Company.  Each party will bear his or its own legal costs.

9.	This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

10.
This Agreement, together with your offer letter dated the date hereof, contains the entire agreement of the parties in respect of this transaction and supersedes any prior agreement or understanding relating to your employment by the Company, other than any existing nondisclosure or confidentiality agreements you may have with the Company.  No amendment or modification of any provision of this Agreement will be valid unless in writing signed by both parties.  Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

11.	This Agreement shall be binding upon and inure to the benefit of:

(a)  the Company, and any successors or assigns of the Company, whether by way of a merger or consolidation, or liquidation of the Company, or by way of the Company selling all or substantially all of the assets and business of the Company to a successor entity; and, subject to the Company's right to terminate your employment at any time, the Company agrees to require any successor entity to expressly assume or unconditionally guarantee the Company's obligations under this Agreement (unless such obligations are assumed by operation of law); and (b) you and your heirs, executors and administrators.

12.
Any notice or other communication required hereunder shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

If to the Company, addressed to:

Psychemedics Corporation
125 Nagog Park, Suite 200
Acton, MA  01720
Attn:  President

If to you, addressed to:

James V. Dyke
c/o Psychemedics Corporation
125 Nagog Park, Suite 200
Acton, MA  01720

or such other address as to which any party hereto may have notified the other in writing.

13.	Definitions.

(a)  "Cause" shall mean: (i) theft or embezzlement, or attempted theft or embezzlement, by you of money or property of the Company, your  perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud upon the Company; (ii) your unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company, or your appropriation of, or attempt to appropriate, a business opportunity of the Company, including but not limited to attempting to secure or securing any profit for yourself or any of your family members or personal associates in connection with any transaction entered into on behalf of the Company; (iii) any act or acts of disloyalty, misconduct, or moral turpitude by you, including but not limited to violation of the Company’s sexual harassment or non-harassment policy, any of which the Board of Directors of the Company determines in good faith has been or is likely to be materially injurious to the interest, property, operations, business, or reputation of the Company, or its directors, employees or shareholders; (iv) any act or omission constituting gross negligence in connection with the performance of your duties on behalf of the Company which is materially injurious to the interest, property, operations, business, or reputation of the Company; (v) your conviction of a crime other than minor traffic violations or other similar minor offenses (including pleading guilty or entering a plea of no contest), or your indictment for a felony or its equivalent, or your being charged with a violent crime, a crime involving moral turpitude, or any other crime for which imprisonment is a possible punishment; (vi) your willful refusal or material failure (other than by reason of Disability) to carry out reasonable and lawful instructions and directives from the Board of Directors and your failure to cure or correct such refusal or failure within ten (10) days after receiving written notice from the Board of Directors describing such refusal or failure; or (vii) the material breach by you of your obligations under paragraphs 4 or 5 hereof or under any other confidentiality, non-compete, non-solicitation, non-disparagement or similar agreement with the Company.

(b)  “Change in Control of the Company” shall mean

(i)  any person or group as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) shall own more than 30% of the then outstanding shares of the outstanding Common Stock of the Company; or

(ii) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Company immediately before the consummation of such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock of the Company; and (B) no person or group (as defined in Section 13(d) of the Exchange Act) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, more than 30% of the then outstanding shares of the common stock of the corporation resulting from the Business Combination or of the combined voting power of the then outstanding voting securities of the corporation; or

(iii) Individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided, however, that any individual's becoming a director after the date of this Agreement whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)  "Disability" shall mean your inability because of physical or mental incapacity to perform your usual duties at the Company for a period of one hundred eighty (180) days in any consecutive twelve (12) month period.

(d)
"Good Reason" shall mean: (i) reduction in your base salary below $215,000 or such higher base salary as is in effect immediately prior to such reduction; or (ii) a material decrease in your duties or responsibilities.

14.	Section 409A.

(a)  Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), following a Change in Control as defined in paragraph 13(b) above, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after your separation from service, or (ii) your death.

(b) This Agreement is intended to be in compliance with the provisions of Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with said Section.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)  Solely for the purposes of Section 409A of the Code, each installment payment of Termination Pay shall be considered a separate payment.

(d)  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, said Section.

If this letter correctly sets forth our understanding and agreement, please indicate your acceptance by signing both copies of this letter and returning one copy.

Very truly yours,

PSYCHEMEDICS CORPORATION

	By:	/s/ Raymond C. Kubacki
Raymond C. Kubacki, President

Agreed to: April 7, 2010

/s/ James V. Dyke
James V. Dyke